AMENDMENT

TO

SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 dated as of July 28, 2021 to the Sub-Advisory Agreement dated as of Feb. 25, 2019 (the “Agreement”) is made by and between the Timothy Partners, Ltd., a Florida Limited Partnership (“Advisor”), and Victory Capital Management Inc., a New York corporation (“Sub-Advisor”). Capitalized terms not otherwise defined herein are to be ascribed the meaning set forth in the Agreement

WITNESSETH:

WHEREAS, the Advisor and the Sub-Advisor entered into the Agreement for investment advisory services to the funds set forth on Schedule “A” of the Agreement;

WHEREAS, the Advisor and the Sub-Advisor desire to amend the Agreement to reflect the addition of two new exchange traded funds (each a “Fund”); and

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions set forth herein, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby supplemented by adding two new Funds effective July 28, 2021.

2.	Other Provisions. Except as amended hereby, the parties acknowledge that all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to the Agreement to be executed as of the date first above written.

VICTORY CAPITAL MANAGEMENT INC.	TIMOTHY PARTNERS, LTD.

By:	By:

Name:	Michael D. Policarpo	Name:	Art Ally
Title:	President, CFO and CAO	Title:	President

Schedule A

(as supplemented effective July 28, 2021)

Sub-Advisory Fee Schedule

Timothy Plan US Large/Mid Cap Core Enhanced ETF (TPLE)

Timothy Plan High Dividend Stock Enhanced ETF (TPHE)

The Sub-Advisory Fee for the two Funds listed above shall be:

1.	For the first 6 months following the launch of the two Funds commencing, a fee of 0.00% will be assessed on the first $10 million in aggregate assets invested in both Funds. A fee of 0.125% will be assessed on the two Funds’ for aggregate net assets between $10 million and $20 million. A fee of 0.235% bps will be assessed on the two Funds’ aggregate net assets above $20 million.

2.	Thereafter, the management fee payable by the Advisor to the Sub-Advisory under the Sub-Advisory Agreement shall be 0.235% basis points on all assets, subject to the minimum monthly fee of $1,500, for each of the Funds.

The minimum monthly fee is subject to increase based on Index Provider fee schedule.

ORDER FORM and
DERIVATIVE PRODUCT SCHEDULE
TO THE VICTORY CAPITAL INDEX LICENSE AGREEMENT

Licensee	Timothy Partners, LTD
Index License Agreement Effective Date	April 30, 2019
Schedule Effective Date	June 28, 2021

This Order Form and Derivative Product Schedule ("Schedule") together with the Index License Agreement between Victory Capital Management Inc. and Licensee referenced above ("Index Agreement"), governs Licensee’s license to, and use of the Index and Marks, to create the Derivative Product detailed herein. All capitalized terms not defined herein shall be assigned the same definition as set forth in the Index Agreement.

1.	Victory Index(es) and Marks.

Victory Index(es)

Victory US Large/Mid Cap Long/Cash Volatility Weighted BRI Index

Victory US Large/Mid Cap Long/Cash Volatility Weighted BRI Index TR

Victory US Large Cap High Dividend Long/Cash Volatility Weighted BRI Index

Victory US Large Cap High Dividend Long/Cash Volatility Weighted BRI Index TR

Victory Marks	Victory

2.	Licensee Marks
Licensee Marks	Timothy Plan Biblically Responsible Investing Screen

Permissible Derivative Product.

2.1 The term "Derivative Product" shall include the following account(s) that replicate an Index(es) for the Licensee’s or a third party sub-licensee's use in managing assets:

Permissible Derivative Products:	TIMOTHY PLAN US LARGE/MID CAP CORE ENHANCED ETF TIMOTHY PLAN HIGH DIVIDEND STOCK ENHANCED ETF

Permitted Use:

For Licensee's use as follows: For Licensee to sub-license the Indexes as a basis for trading in proprietary account(s) sponsored by Sub-Licensee

3.	Schedule Term; Termination.

The term of this Schedule shall commence as of the Schedule Effective Date and continue for three (3) years from when a Derivative Product starts tracking one of the Indexes calculated by Licensor. The Schedule shall renew automatically for additional one (1) year renewal terms, unless terminated by a party by the delivery of written notice to the other parties not less than ninety (90) days prior to the start of the next Renewal Term.

The Schedule shall terminate once there are no longer any Derivative Products publicly offered or in the event the Index Agreement terminates.

4.	Fees.

No separate fee is contemplated under this Schedule. Reference is made to the fee arrangements set forth in the Index Agreement.

5.	Additional Terms and Conditions.

(a)	Submission of Public Materials. For Derivative Product offerings which may be sold and/or marketed to the public, Licensee shall provide Licensor with a copy of any informational or promotional materials referring or relating to such offering, including, any prospectus, offering memorandum, registration statement, circular, advertisement, or brochure at least three (3) business days prior to its initial dissemination to third parties. Licensee need not resupply a copy of any material that is substantially like material previously submitted to Licensor and is identical as it describes the Licensor or its operations, the Indexes or the Licensor Marks, or the authorization, review or endorsement of Licensor of the Derivative Products. If Licensor reasonably objects by written notice to Licensee to any material as it describes Licensor, the Index or the Licensor Marks or the authorization, review of endorsement of Licensor of the Derivative Product within three (3) business days of Licensor's review, Licensee shall modify or withdraw such material to Licensor's satisfaction.

(b)	Public Offering Documents Disclosure. In any prospectus, offering memorandum, contract or in some other conspicuous written manner, for each Derivative Product to each third party involved in such issuance, Licensee shall insure that substantially the following language appears (in conspicuous type, such as eleven (11) point type and the second paragraph in bold) so as to be enforceable under applicable local laws):

The Derivative Products are not sponsored, endorsed, sold or promoted by Victory Capital or its affiliates (collectively, the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Funds. The Corporations make no representation or warranty, express or implied to the owners of the Funds or any member of the public regarding the advisability of investing in securities generally or in the Funds particularly, or the ability of the Victory BRI Indexes to track general stock market performance. The Corporations have no obligation to take the needs of the Adviser, the Funds or Fund shareholders into consideration in determining, composing or calculating the Victory BRI Indexes.

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of the Victory BRI Indexes or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by Adviser, the Funds or Fund shareholders, or any other person or entity from the use of the Victory BRI Indexes or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Victory BRI Indexes or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

6.	Additional Terms and Conditions.

(a)	Ownership. Except for the Licensee Marks, Licensor shall retain all right, title and interest to the Indexes and Licensee Methodology detailed herein, including but not limited to all patent, trademark, copyright, trade secret and all other intellectual property rights in the foregoing. Licensor retains all right, title and interest in and to the Licensor Marks and all Index calculation data, including but not limited to all patent, trademark, copyright, trade secret and all other intellectual property rights in the foregoing. Each Party shall, at the other Party's expense, reasonably cooperate with the other Party in the maintenance, registration, and enforcement of other Party’s rights.

(b)	[Reserved.]

IN WITNESS WHEREOF, the Parties hereto, have executed this Schedule as of the Schedule Effective Date:

Victory Capital Management Inc.:		Licensee: Timothy Partners, Ltd.

By:		By:

Name (Print):	Michael D. Policarpo	Name (Print):	Art Ally

Title:	President, CFO and CAO	Title:	President

Date:	07/27/2021	Date:	7-28-21

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